EXHIBIT 11

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Computation of Basic Earnings Per Share
                    (In thousands, except per share amounts)



                                                              Three Months Ended            Six Months Ended
                                                                   June 30,                      June 30,
                                                            2000            1999            2000           1999
                                                        ------------    ----------      ------------   --------

DLJ Common Stock
----------------

Weighted Average Common Shares:
     Average Common Shares Outstanding                        127,668         125,409        127,260         124,625
    Average Restricted Stock Units Outstanding                    158             158            158             158
                                                        -------------   -------------    -----------     -----------

Weighted Average Common Shares Outstanding                    127,826         125,567        127,418         124,783
                                                        =============   =============    ===========     ===========

Earnings:
     Net Income                                         $     162,200   $     165,650    $   407,400     $   287,300
     Less: Preferred Stock Dividend Requirement                 5,289           5,289         10,578          10,578
           Earnings (Loss) Applicable to Common

             Shares-DLJdirect                                  (1,185)             49          1,252              49
                                                        -------------    -------------   -----------     -----------

Earnings Applicable to Common Shares                    $     158,096   $     160,312    $   395,570     $   276,673
                                                        =============   =============    ===========     ===========


Basic Earnings Per Common Share                         $        1.24   $        1.28    $      3.10     $      2.22
                                                        =============   =============    ===========     ===========

DLJdirect Common Stock
----------------------

Weighted Average Common Shares:
     Average Common Shares Outstanding                         18,400          18,400         18,400          18,400
                                                        =============   =============   ============     ===========

Earnings Applicable to Common Shares                    $      (1,185)  $          49    $     1,252     $        49
                                                        =============   =============    ===========     ===========

Basic Earnings Per Common Share                         $       (0.06)  $        0.00    $      0.07     $      0.00
                                                        =============   =============    ===========     ===========